Exhibit 10.2

FOR IMMEDIATE RELEASE

USA Technologies, Inc. Appoints Matthew W. McConnell as Chief Operating Officer

MALVERN, Pa. – May 23, 2019 -- USA Technologies, Inc. (NASDAQ:USAT) (the “Company”), a premier digital payment, consumer engagement and logistics service provider for the self-service retail market, today announced the appointment of Matthew W. McConnell as Chief Operating Officer, effective May 22, 2019. In this newly created position, Mr. McConnell will be responsible for managing USAT’s day-to-day operations, including delivery of world class service to the Company’s nearly 16,000 customers who represent approximately 1,000,000 connections to USAT’s ePort Connect Service. Mr. McConnell will report to Stephen P. Herbert, Chief Executive Officer of USA Technologies.

Mr. McConnell is an accomplished senior executive who brings more than 30 years of experience driving growth through the commercialization of technology across a variety of organizations. Most recently, Mr. McConnell held the role of Senior Vice President and General Manager at Comcast NBCUniversal, where he was responsible for operating Comcast Technology Solutions, a global division of Comcast Cable. In this role, he oversaw significant growth and international expansion of the division. Previously, Mr. McConnell co-founded Troppus Software Corporation, a SaaS business providing customer care and technical support software and services to the multiple-systems operator and telecommunications marketplace, which was sold to EchoStar Corporation (NASDAQ: SATS) in 2011. Earlier in his career, Mr. McConnell held various corporate development positions at NextAction Corporation, Level 3 Communications, Inc., and America Online, Inc. Mr. McConnell is an adjunct professor at the University of Denver where he teaches graduate level courses in leadership and ethics as well as technology strategy and management.

“Matt brings a proven track record of building high-performing global organizations, launching new and impactful technology, and developing and implementing go-to-market strategies to expand revenue growth,” said Stephen P. Herbert, Chief Executive Officer, USA Technologies. “His significant operational expertise and deep knowledge of technology-based commercialization opportunities make him an ideal addition to our senior team, particularly as we work to enrich control functions and processes in line with best practices. We know Matt shares a strong commitment to delivering exceptional customer service similar to our own, and are pleased to welcome someone with Matt’s experience and expertise to the newly created role of Chief Operating Officer.”

Mr. McConnell said, “I’m excited and energized to join an organization leading the way in cashless payments and logistics software, and with such a clear focus on delivering for their customers. I look forward to working with Steve and the management team to support USA Technologies as it drives operational excellence and efficiency across the organization.”

 About USA Technologies, Inc.

USA Technologies, Inc. is a premier digital payment technology service provider of integrated cashless and mobile transactions in the self-service retail market. The company also provides a broad line of cashless acceptance technologies including its NFC-ready ePort® G-series, ePort Mobile® for customers on the go, ePort® Interactive, and QuickConnect, an API Web service for developers. Through its acquisition of Cantaloupe Systems, Inc. ("Cantaloupe"), the company also offers logistics, dynamic route scheduling, automated pre-kitting, responsive merchandising, inventory management, warehouse and accounting management solutions. Cantaloupe is a premier provider of cloud and mobile solutions for vending, micro markets, and office coffee services.

Contacts

Media:
Joele Frank, Wilkinson Brimmer Katcher
Tim Lynch / Meaghan Repko
212-355-4449
or
Investors:
Blueshirt Group
Monica Gould, +1 212-871-3927
monica@blueshirtgroup.com

Lindsay Savarese, +1 212-331-8417
lindsay@blueshirtgroup.com